UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2007

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Amendment to Loan and Security Agreement with Orix Venture Finance, LLC
     On February 14, 2007, PlanetOut Inc. (the “Company”) and its direct subsidiaries PlanetOut USA Inc., LPI Media Inc., SpecPub, Inc. and RSVP Productions, Inc. (collectively, the “Borrowers”) entered into an amendment to their Loan and Security Agreement (the “Amendment”) with ORIX Venture Finance, LLC (“Orix”) dated as of September 28, 2006 (the “Loan Agreement”). The Amendment is effective as of December 30, 2006.
     Among other changes to the Loan Agreement, the Amendment modifies the existing EBITDA covenant and adds a new liquidity covenant. Pursuant to the Amendment, the maximum amount of the revolving loan facility is reduced to $3,000,000 (which maximum will be increased to $5,000,000 on January 1, 2008 if no event of default occurs following the effectiveness of the Amendment). The Amendment also provides for the Borrowers to pledge additional collateral as security for the loans under the Agreement, including the intellectual property of the Company and www.gay.com, which were previously excluded from the collateral.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 99.1 hereto and is incorporated by reference herein.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On February 14, 2007, the Company announced that William Bain, 48, had been appointed as its Chief Technology Officer, effective immediately. Simultaneous with Mr. Bain’s appointment, Peter Kretzman, the Company’s Senior Vice President and Chief Technology Officer, stepped down from his responsibilities as Chief Technology Officer. Mr. Kretzman will be leaving the Company effective February 28, 2007 to pursue other interests and is entitled to certain severance benefits in accordance with the terms of his employment agreement with the Company, which has been previously publicly filed by the Company with the Securities and Exchange Commission.
     Prior to joining the Company on February 14, 2007, Mr. Bain was the owner and general manager of TechPoint Associates, LLC, a San Francisco-based technology consulting firm, positions he had held since April 2006. From October 2004 until March 2006, Mr. Bain was the Chief Technology Officer of HomeGain, the second-most trafficked web site in the real estate sector, and from June 2002 to October 2004, Mr. Bain was a general partner in New Vantage Partners, LLC, a technology consulting firm serving emerging and Fortune 1000 companies. Additionally, Mr. Bain was the Chief Technology Officer and co-founder of MedChannel, a highly integrated healthcare solutions network; co-founder and Chief Technology Officer of Sprockets.com, a data transfer and project management company for the graphics communication industry; senior vice president and director of re-engineering for Paine Webber; and, Chief Technology Officer for the Boston Company, a subsidiary of American Express. Mr. Bain holds a Ph.D., a Master of Science degree and a Bachelor of Science degree in computer science, each from Yale University.
Employment Agreement with William Bain
     Effective as of February 14, 2007, in connection with his appointment as the Chief Technology Officer, the Company entered into an employment agreement with Mr. Bain. Mr. Bain’s initial base salary will be $250,000 per year. Mr. Bain will receive a signing bonus of $25,000 and, if he is employed by the Company on the first anniversary of his employment, he will receive an incentive bonus of $75,000. Subject to approval by the Board of Directors, Mr. Bain will also be granted 50,000 restricted shares of the Company’s common stock pursuant to the Company’s 2004 Equity Incentive Plan. These restricted shares will vest annually over a two year period, with 50% vesting on each of the first and second anniversaries of Mr. Bain’s employment.
     If, during the term of the agreement, the Company terminates Mr. Bain’s employment for any reason other than Cause or Permanent Disability (as those terms are defined in his employment agreement), then the Company shall

(a) pay his Base Compensation (as defined in the employment agreement) for a period of six months if such termination occurs within the first nine months of employment, or for a period of nine months if such termination occurs after his first nine months of employment; and, (b) accelerate the vesting of Mr. Bain’s outstanding shares of restricted stock or other equity instruments such that he will become vested in an additional number of shares of restricted stock or other equity instruments as if he had provided another six months’ service to the Company if such termination occurs within the first nine months of employment, or as if he had provided another nine months’ service to the Company if such termination occurs after the first nine of months of employment.. Mr. Bain also will be eligible for additional severance payments in the event of termination following a change of control of the Company, as set forth in the employment agreement.
     The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.
     Other than the compensation arrangements related to Mr. Bain’s employment by the Company, there are no transactions to which the Company is or is proposed to be a party and in which Mr. Bain has material interest.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Amendment No. 2, dated February 14, 2007 and effective as of December 30, 2006, to Loan and Security Agreement by and between PlanetOut Inc., PlanetOut USA Inc., LPI Media Inc., SpecPub, Inc., RSVP Productions, Inc. and ORIX Venture Finance, LLC.
99.2	Employment Agreement, dated February 14, 2007, by and between the Company and William Bain.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: February 20, 2007	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer

Exhibit No.	Description
99.1	Amendment No. 2, dated February 14, 2007 and effective as of December 30, 2006, to Loan and Security Agreement by and between PlanetOut Inc., PlanetOut USA Inc., LPI Media Inc., SpecPub, Inc., RSVP Productions, Inc. and ORIX Venture Finance, LLC.

99.2	Employment Agreement, dated February 14, 2007, by and between the Company and William Bain.